Exhibit 99.1

Earnings Release

Contact:	Raymond J. Pacini
	Chief Executive Officer	May 14, 2009
(714) 801-9021

California Coastal Communities, Inc. Reports Profitable First Quarter

•                  First quarter revenues of $12.8 million, up 156% year-over-year, reflecting increase in Brightwater deliveries from two to five homes, including three ocean view homes averaging $3.2 million.

•                  Gross operating profit of $4.0 million before impairment charges generated primarily from five Brightwater homes, compared with $1.1 of gross operating profit for the comparable period of 2008.

•                  Net income of $11.2 million, or $1.02 per diluted share, reflects $20.7 million pre-tax gain from income attributable to cancellation of indebtedness in addition to Brightwater gross operating profit and $3.2 million of non-cash impairment charges on an inland development project, compared with a net loss of $700,000 in first quarter of 2008.

IRVINE, California – California Coastal Communities, Inc. (NASDAQ: CALC) reported $4.0 million of gross operating profit before inland project impairment charges for the quarter ended March 31, 2009 compared with $1.1 million of gross operating profit for the comparable period of 2008.  Net income for the quarter was $11.2 million, or $1.02 per diluted share compared with a net loss of $700,000 or $.06 per diluted share for the first quarter of 2008.

Results for the first quarter of 2009 reflect a $20.7 million pre-tax gain from cancellation of indebtedness income attributable to the debt restructuring (discussed below) and the delivery of seven homes at the Company’s homebuilding projects in Southern California (including five homes at its Brightwater coastal development project) compared to delivery of eight homes in the first quarter of 2008 (including two Brightwater deliveries). Gross operating profit of $800,000 in the first quarter of 2009 reflects impairment charges of $3.2 million related to one inland project in Beaumont, and was offset by net operating expenses of $2.6 million, compared with no impairment charges and $2.2 million of net operating expenses in the first quarter of 2008.

The increase in net operating expenses for the first quarter of 2009 compared with the first quarter of 2008 primarily reflects a $700,000 increase in interest expense and a $300,000 increase in property tax expense related to projects which are no longer under construction. These increases were partially offset by the absence in 2009 of $700,000 of other expense incurred in the first quarter of 2008 related to an interest rate swap agreement.

On March 31, 2009, the Company completed a deed-in-lieu transaction for a subsidiary’s project in Corona. In exchange for a $28.7 million reduction in the project loan balance, the Company’s subsidiary conveyed 134 finished lots and recognized a $20.7 million pre-tax gain on this debt restructuring. As of May 11, 2009, the Company’s subsidiary has entered into two sales contracts and accepted five sales reservations for the seven remaining homes which secure the remaining $2.5 million loan balance that matures on March 31, 2010. Subject to certain conditions, after all seven homes have been delivered, the guaranty of this debt by the subsidiary will be released and any remaining balance on the $2.5 million note will be cancelled.

Raymond J. Pacini, CEO of the Company commented: “We are pleased with our subsidiary’s completion of the transaction which eliminated $28.7 million of project debt and facilitates our compliance with the leverage ratio and interest coverage covenants of our senior debt during the balance of 2009. This transaction, together with the recent extension of the maturity date of our $87 million revolving loan to June 30, 2010, provides us with the flexibility we need to operate in the near term. While our operating results continue to be adversely affected by the ongoing national recession and downturn in the homebuilding industry, we are encouraged by recent prospective buyer traffic at our Brightwater project.”

The Company’s 105-acre Brightwater project is located in Huntington Beach, California near the corner of Pacific Coast Highway and Warner Avenue, overlooking the Pacific Ocean and the 1,300-acre Bolsa Chica Wetlands.  It is the largest asset in the Company’s portfolio, representing approximately 95% of real estate inventories as of March 31, 2009.  Due to the Company’s low carrying value in Brightwater, the project is currently expected to generate gross margins of approximately 23%-36%, depending on the size of the homes sold and other factors; however, there can be no assurance that such margins will be realized.

First quarter revenues of $12.8 million reflect a $7.8 million increase compared with first quarter 2008 revenues of $5.0 million.  Although the Company delivered one less home in the first quarter of 2009, the average sales price of homes delivered increased from $625,500 in the first quarter of 2008 to $1,828,600 in the first quarter of 2009, primarily reflecting five deliveries at Brightwater (including three ocean view homes which averaged $3.2 million) during the quarter compared with two Brightwater homes in the first quarter of 2008.

Homebuilding gross margin before impairment charges for the first quarter of 2009 was 31.3%, compared with 22.0% in 2008.  The Company generated $2.9 million more in homebuilding gross operating profit before impairment charges during the first three months of 2009 compared with 2008, primarily as a result of five deliveries in the first quarter of 2009 at Brightwater which generated a 32.2% gross margin and gross operating profit of $3.9 million, compared with two deliveries at Brightwater in the first quarter of 2008 which generated a 33.8% gross margin and gross operating profit of $700,000.  This increased margin was partially offset by reduced margins for two deliveries at inland projects (9.6% in 2009 compared with 12.5% in the comparable period of 2008) caused by the prolonged real estate downturn which has resulted in lower selling prices and greater incentives at the Inland Empire and Lancaster projects.

During the first quarter of 2009, net new orders decreased 56% to seven homes compared with 16 homes during the comparable period of 2008, primarily reflecting reduced activity at Brightwater compared with the first quarter of 2008 when the Company held a grand opening for the larger Breakers and Cliffs homes at Brightwater, as well as a reduced number of active communities at the Company’s inland projects.  Cancellations as a percentage of new orders were 30% during the first quarter of 2009, compared with 27% during the comparable period of 2008.

Backlog as of March 31, 2009 decreased to eight homes compared with twelve homes as of March 31, 2008.  The total value of backlog decreased 48% from $17.4 million a year ago to $9.1 million as of March 31, 2009 due to fewer of the larger Brightwater homes (The Cliffs and The Breakers) in backlog (two as of March 31, 2009, compared with eight a year ago). The average sales price of homes in backlog decreased from $1.4 million to $1.1 million, primarily reflecting fewer Cliffs and Breakers homes in escrow at March 31, 2009 compared with March 31, 2008.  The Company’s standing inventory at its inland projects was reduced from eight homes as of December 31, 2008 to six homes as of March 31, 2009 and total standing inventory as of March 31, 2009 was 15 homes, including nine completed and unsold homes at Brightwater.

The results for the first quarter of 2009 continue to reflect the severe recession affecting the national economy and the sustained downturn in the homebuilding industry.  The weakness in the housing market reflects a supply-demand imbalance and the national credit market crisis.  Potential homebuyers remain reluctant to purchase homes due to significant deterioration in consumer confidence, the significant downturn in economic activity and continuing job losses.  Other factors include ongoing turmoil in consumer mortgage lending and other credit markets resulting in limited availability of mortgage financing, concerns that home prices may continue to fall, inability to sell existing homes at a perceived fair price and increased foreclosures.

While some positive signs appear to be emerging, such as modest improvements in consumer confidence, recent increases in home sales volumes and fewer new unemployment claims, the timing of a meaningful recovery in the housing market or the broader economy remains uncertain. In view of present circumstances, the Company believes that the tepid demand it is experiencing reflects the continued reluctance of many homebuyers to make purchasing decisions until they are comfortable that home price declines are near the bottom and economic conditions have stabilized.  The homebuilding downturn could continue during the remainder of 2009 and perhaps beyond, and the Company’s operations may sustain periodic losses until the homebuilding industry and economy as a whole begin to rebound.

The Company currently has active homebuilding projects in Huntington Beach in Orange County and Beaumont in Riverside County.  In addition, the Company is actively selling all remaining inventory at its Corona (Hearthside Lane) and Lancaster (Quartz Hill) projects.  As of March 31, 2009, the Company has an inventory of 524 owned lots, reduced by 26.4% compared with the 712 lots owned and controlled a year ago.  This decrease reflects 134 lots conveyed in connection with the Hearthside Lane deed-in-lieu transaction, as well as deliveries and the absence of lot acquisitions since 2005.

The nature of the Company’s business is such that the number, location and specific market conditions of active selling communities over any given time period may cause significant fluctuations in operating results from quarter-to-quarter and from year-to-year.

The Company is a residential land development and homebuilding company operating in Southern California.  The Company’s principal subsidiaries are Hearthside Homes which is a homebuilding company, and Signal Landmark which owns 110 acres on the Bolsa Chica mesa where sales commenced in August 2007 at the 356-home Brightwater community.  Hearthside Homes has delivered over 2,100 homes to families throughout Southern California since its formation in 1994.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

Certain of the foregoing information contains forward-looking statements that relate to future events or the Company’s future financial performance.  These statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” “continue,” or the negative of such terms or other comparable terminology.  These forward-looking statements include, but are not limited to, statements about the Company’s plans, objectives, goals, expectations and intentions, the number and types of homes and number of acres of land that the Company may develop and sell, the timing and outcomes of any such development, the timing and outcomes of regulatory approval processes or administrative proceedings, cash flows or sales, and other statements contained herein that are not historical facts.

These statements also include but are not limited to statements regarding: the Company’s platform for continued growth; demographic trends driving long-term demand; the outlook for the housing sector and the general economy, including the relative impact of interest rates, jobs, land constraints, demographic trends, and the availability of mortgage financing; the employment outlook; housing market conditions in the markets in which the Company operates; orders and backlog; the Company’s lot supply; the Company’s expected earnings, home deliveries and revenues; expected average home prices; the Company’s expected homebuilding gross margin percentage; anticipated buyer demand; and expected home deliveries.

Forward-looking statements are based on current expectations or beliefs regarding future events or circumstances, and you should not place undue reliance on these statements.  Such statements involve known and unknown risks, uncertainties, assumptions and other factors – many of which are out of the Company’s control and difficult to forecast – that may cause actual results to differ materially from those that may be described or implied.  Such factors include but are not limited to: local and general economic and market conditions, including consumer confidence, employment rates, interest rates, the cost and availability of mortgage financing, and stock market, home and land valuations; the impact on economic conditions of the national credit market crisis, oil prices, recession and inflation, terrorist attacks or the outbreak or escalation of armed conflict involving the United States; the cost and availability of suitable undeveloped land, building materials and labor; the cost and availability of construction financing and corporate debt and equity capital; the demand for residential real estate; cancellations of purchase contracts by homebuyers; the cyclical and competitive nature of the Company’s business; governmental regulation; including the impact of “slow growth” or similar initiatives; delays in the land entitlement process, development, construction, or the opening of new home communities; the significant amount of the Company’s debt and the impact of restrictive covenants in its loan agreements; adverse weather conditions and natural disasters such as earthquakes and wildfires; environmental matters; future business decisions and the Company’s ability to successfully implement its operational, growth and other strategies; litigation and warranty claims; and other risks. For a further discussion of these and other risks and uncertainties applicable to the Company’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 and its other future and past public filings with the Securities and Exchange Commission (“SEC”), all of which may be obtained free of charge through the website maintained by the SEC at http://www.sec.gov or at the Company’s website at http://www.californiacoastalcommunities.com.

The Company assumes no, and hereby disclaims any, obligation to update any of the foregoing or any other forward-looking statements.  The Company nonetheless reserves the right to make such updates from time to time by press release, periodic report or other method of public disclosure without the need for specific reference to this press release.  No such update shall be deemed to indicate that other statements not addressed by such update remain correct or create an obligation to provide any other updates.

***TABLES FOLLOW***

CALIFORNIA COASTAL COMMUNITIES, INC.

SELECTED FINANCIAL AND OPERATING INFORMATION

($ in millions, except per home data)

(unaudited)

	Three Months Ended March 31,
	2009	2008

Homes delivered	7	8

Home sales revenue	$12.8	$5.0

Cost of sales:
Homebuilding	8.8	3.9
Loss on impairment of real estate inventories	3.2	—
	12.0	3.9

Gross operating profit	.8	1.1

Gross margin percentage before loss on impairment	31.3%	22.0%

PER HOME DATA

Average sales price (a)	$1,828,600	$625,500

Average gross margin before loss on impairment (a)	$571,400	$137,500

NUMBER OF ACTIVE COMMUNITIES	2	5

NET NEW ORDERS	7	16

LOT INVENTORY AND BACKLOG
Backlog of homes sold, but not completed at end of period	5	8

Completed homes in inventory, and in escrow	3	4

Total backlog	8	12

Completed homes in inventory, unsold	15	38

Entitled lots owned at end of period (b)	501	662

Total homes and lots	524	712

ESTIMATED VALUE OF BACKLOG

Backlog of homes sold, but not completed at end of period	$7.1	$15.4

Completed homes in inventory, and in escrow	2.0	2.0

Total value of backlog	$9.1	$17.4

(a)           Changes are primarily due to changes in product mix and location.

(b)          Change is primarily due to the conveyance of 134 finished lots at a subsidiary’s project in Corona which resulted from a deed-in-lieu transaction completed during the first quarter of 2009.

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

(in millions, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2009	2008
Revenues
Homebuilding	$12.8	$5.0

Costs of sales
Homebuilding	8.8	3.9
Loss on impairment of real estate inventories	3.2	—
	12.0	3.9
Gross operating profit	.8	1.1
Selling, general and administrative expenses	1.5	1.6
Interest expense	.7	—
Gain on debt restructuring	(20.7)	—
Other expense, net	.4	.6
Income (loss) before income taxes	18.9	(1.1)
Income tax expense (benefit)	7.7	(.4)
Net income (loss)	$11.2	$(.7)

Net earnings (loss) per common share:
Basic and diluted	$1.02	$(.06)

Common equivalent shares:
Basic and diluted	11.0	10.9

CALIFORNIA COASTAL COMMUNITIES, INC.

CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)

(unaudited)

	March 31, 2009	December 31, 2008
ASSETS

Cash and cash equivalents (a)	$8.4	$2.3

Restricted cash	3.7	5.4

Real estate inventories	250.9	260.7

Deferred tax assets	29.4	37.1

Other assets, net	5.4	7.0

Total assets	$297.8	$312.5

LIABILITIES AND STOCKHOLDERS’ EQUITY

Liabilities:

Accounts payable and accrued liabilities	$4.9	$5.0

Senior secured project revolver	77.5	74.4

Senior secured term loan	105.6	107.4

Model home financing	22.5	22.5

Other project debt	11.7	38.9

Other liabilities	8.9	8.8

Total liabilities	231.1	257.0

Stockholders’ equity	66.7	55.5

	$297.8	$312.5

Shares outstanding (b)	11.0	10.9

Stockholders’ equity per common share (c)	$6.06	$5.09

(a)                                  The Company had $9.5 million of available borrowing capacity under the terms of the senior secured project revolver, resulting in $17.9 million of total liquidity, as of March 31, 2009.

(b)                                 Includes outstanding options for 17,500 common shares.

(c)                                  The Company believes that stockholders’ equity per common share, which is computed by dividing stockholders’ equity by common shares outstanding at the end of each period, is a useful supplemental measure of the strength of the Company’s balance sheet and an indicator of the historical carrying value of the Company’s net assets.